Exhibit 10.2

Executive Officers

VERENIUM CORPORATION

2007 EQUITY INCENTIVE PLAN

OPTION AGREEMENT

(INCENTIVE STOCK OPTION OR NONSTATUTORY STOCK OPTION)

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Option Agreement, Verenium Corporation (the “Company”) has granted you an option under its 2007 Equity Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice. Defined terms not explicitly defined in this Option Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your option are as follows:

1. VESTING. Subject to the limitations contained herein, your option will vest as provided in your Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.

2. NUMBER OF SHARES AND EXERCISE PRICE. The number of shares of Common Stock subject to your option and your exercise price per share referenced in your Grant Notice may be adjusted from time to time for Capitalization Adjustments.

3. METHOD OF PAYMENT. Payment of the exercise price is due in full upon exercise of all or any part of your option. You may elect to make payment of the exercise price in cash or by check, bank draft or money order payable to the Company or in any other manner permitted by your Grant Notice, which may include one or more of the following:

(a) Provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.

(b) Provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, by delivery to the Company (either by actual delivery or attestation) of already-owned shares of Common Stock that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. Notwithstanding the foregoing, you may not exercise your option by tender to the Company of Common Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

(c) Provided that at the time of exercise the Company has established procedures for “net exercise,” by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, the Company shall accept a cash or other payment from you to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Common Stock will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) shares issuable upon exercise are reduced to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to you as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations.

4. WHOLE SHARES. You may exercise your option only for whole shares of Common Stock.

5. SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the shares of Common Stock issuable upon such exercise are then registered under the Securities Act or, if such shares of Common Stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your option also must comply with other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

6. TERM. You may not exercise your option before the commencement or after the expiration of its term. The term of your option commences on the Date of Grant and expires upon the earliest of the following:

(a) immediately upon the termination of your Continuous Service for Cause;

(b) three (3) months after the termination of your Continuous Service for any reason other than Cause, Disability or death, provided that if during any part of such three (3)-month period you may not exercise your option solely because of the condition set forth in the preceding paragraph relating to “Securities Law Compliance,” your option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service;

(c) twelve (12) months after the termination of your Continuous Service due to your Disability;

(d) twelve (12) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates for any reason other than Cause;

(e) the Expiration Date indicated in your Grant Notice; or

(f) the day before the tenth (10th) anniversary of the Date of Grant.

If your option is an Incentive Stock Option, note that to obtain the federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the date of grant of your option and ending on the day three (3) months before the date of your option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or your permanent and total disability, as defined in Section 22(e) of the Code. (The definition of disability in Section 22(e) of the Code is different from the definition of the Disability under the Plan). The Company has provided for extended exercisability of your option under certain circumstances for your benefit but cannot guarantee that your option will necessarily be treated as an Incentive Stock Option if you continue to provide services to the Company or an Affiliate as a Consultant or Director after your employment terminates or if you otherwise exercise your option more than three (3) months after the date your employment with the Company or an Affiliate terminates.

7. EXERCISE.

(a) You may exercise the vested portion of your option during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

(b) By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of your option, or (2) the disposition of shares of Common Stock acquired upon such exercise.

(c) If your option is an Incentive Stock Option, by exercising your option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your option that occurs within two (2) years after the date of your option grant or within one (1) year after such shares of Common Stock are transferred upon exercise of your option.

8. TRANSFERABILITY. Your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option. In addition, if permitted by the Company you may transfer your option to a trust if you are considered to be the sole beneficial owner (determined under Section 671 of the Code and applicable state law) while the option is held in the trust, provided that you and the trustee enter into a transfer and other agreements required by the Company.

9. OPTION NOT A SERVICE CONTRACT. Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option shall obligate the Company or an Affiliate, their respective stockholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

10. CHANGE-IN-CONTROL.

(a) If a Change in Control occurs and as of within one (1) month prior to, or within thirteen (13) months after, the effective time of such Change in Control your Continuous Service terminates due to an involuntary termination (not including death or Disability) without Cause or due to a voluntary termination with Good Reason, then, as of the date of termination of Continuous Service, the vesting and exercisability of your option shall be accelerated in full.

(b) “Good Reason” means that one or more of the following are undertaken by the Company without your express written consent: (i) (A) a change in your status, title, position or responsibilities (including reporting responsibilities) which represents an adverse change from your status, title, position or responsibilities as in effect at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter; (B) the assignment to you of any duties or responsibilities which are inconsistent with your status, title, position or responsibilities as in effect at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter; or (C) any removal of you from or failure to reappoint or reelect you to any of such offices or positions, except in connection with the termination of your Continuous Service for Cause, as a result of your Disability or death or by you other than as a result of voluntary termination with Good Reason; (ii) a reduction in your annual base compensation or any failure to pay you any compensation or benefits to which you are entitled within five (5) days of the date due; (iii) the Company’s requiring you to relocate to any place outside a forty (40) mile radius of your current work site, except for reasonably required travel on the business of the Company or its Affiliates which is not materially greater than such travel requirements prior to the Change in Control; (iv) the failure by the Company to (A) continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which you were participating at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to you, or (B) provide you with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other employee benefit plan, program and practice in which you were participating at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter; (v) any material breach by the Company of any provision of an agreement between the Company and you, whether pursuant to the Plan, this Agreement or otherwise, other than a breach which is cured by the Company within fifteen (15) days following notice by you of such breach; or (vi) the failure of the Company to obtain an agreement, satisfactory to you, from any successors and assigns to assume and agree to perform the obligations created under the Plan or this Agreement.

(c) If any payment or benefit you would receive pursuant to a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless you elect in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of the event that triggers the Payment): reduction of cash payments; cancellation of accelerated vesting of Stock Awards; reduction of employee benefits. In the event that acceleration of vesting of Stock Award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your Stock Awards (i.e., earliest granted Stock Award cancelled last) unless you elect in writing a different order for cancellation.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by you or the Company) or such other time as requested by you or the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish you and the Company with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon you and the Company.

Notwithstanding any reduction described in this subsection, the IRS determines that you are liable for the Excise Tax as a result of the receipt of the payment of benefits as described above, then you shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that you challenge the final IRS determination, a final judicial determination, a portion of the payment equal to the “Repayment Amount.” The Repayment Amount with respect to the payment of benefits shall be the smallest such amount, if any, as shall be required to be paid to the Company so that your net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) shall be maximized. The Repayment Amount with respect to the payment of benefits shall be zero if a Repayment Amount of more than zero would not result in your net after-tax proceeds with respect to the payment of such benefits being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, you shall pay the Excise Tax.

Notwithstanding any other provision of this subsection 10(c), if (i) there is a reduction in the payment of benefits as described in this subsection, (ii) the IRS later determines that you are liable for the Excise Tax, the payment of which would result in the maximization of your net after-tax proceeds (calculated as if your benefits had not previously been reduced), and (iii) you pay the Excise Tax, then the Company shall pay to you those benefits which were reduced pursuant to this subsection contemporaneously or as soon as administratively possible after you pay the Excise Tax so that your net after-tax proceeds with respect to the payment of benefits is maximized.

If you either (i) bring any action to enforce rights pursuant to this subsection 10(c), or (ii) defend any legal challenge to your rights hereunder, you shall be entitled to recover attorneys’ fees and costs incurred in connection with such action, regardless of the outcome of such action; provided, however, that in the event such action is commenced by you, the court finds the claim was brought in good faith.

11. WITHHOLDING OBLIGATIONS.

(a) At the time you exercise your option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise of your option.

(b) Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid adverse accounting consequences.

(c) You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for such shares of Common Stock unless such obligations are satisfied.

12. NOTICES. Any notices provided for in your option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

13. GOVERNING PLAN DOCUMENT. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your option and those of the Plan, the provisions of the Plan shall control.